As filed with the Securities and Exchange Commission on September 12, 1997
                                                    Registration No. 333-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------

                       GLOBAL PHARMACEUTICAL CORPORATION
          (Name of small business issuer as specified in its charter)
            Delaware                         2834                  65-0403311
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                          Castor & Kensington Avenues
                          Philadelphia, PA 19124-5694
                                (215) 289-2220

                  (Address, including zip code, and telephone
                        number, including area code, of
                         principal executive offices)

                               MAX L. MENDELSOHN
                     President and Chief Executive Officer
                       GLOBAL PHARMACEUTICAL CORPORATION
                          CASTOR & KENSINGTON AVENUES
                          PHILADELPHIA, PA 19124-5694
                                (215) 289-2220

               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                                ---------------

            Copies of all communications, including all communications sent to the agent for service, should be sent to:


                           SHELDON G. NUSSBAUM, ESQ.
                          Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                           New York, New York 10103
                                ---------------


         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                      Proposed            Proposed Maximum
            Title of Shares                   Amount                  Maximum                Aggregate                Amount of
            to be Registered             to be Registered         Aggregate Price          Offering Price          Registration Fee
                                                                      Per Unit
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01                         1,200,000                $5.5625(1)               $6,675,000                $2,022.73
par value per share
===================================================================================================================================

(1) The price is estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $5.5625, the average of the high and low prices of Global Pharmaceutical Corporation Common Shares as reported on The Nasdaq SmallCap Stock Market on September 8, 1997.

                       --------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1997

         Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                       GLOBAL PHARMACEUTICAL CORPORATION

                               1,200,000 Shares

                                 Common Stock


         This Prospectus relates to the resale of shares of Common Stock, $.01 par value per share (the "Common Stock"), of Global Pharmaceutical Corporation (the "Company" or "Global") from time to time for the account of the Selling Stockholders (the "Selling Stockholders"). The Common Stock registered hereby is issuable upon the conversion of Series A Convertible Preferred Stock (the "Series A Preferred") owned by the Selling Stockholders. The Series A Preferred was issued by the Company in connection with the private placement of up to 60,000 shares of Series A Preferred for an aggregate consideration to the Company of up to $6 million (the "1997 Private Placement"). See "Description of Securities." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Use of Proceeds."

         The distribution of the Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq SmallCap Market) or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also sell the shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of Common Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

         The Company's Common Stock trades on the Nasdaq SmallCap Market under the symbol "GLPC." On September 8, 1997, the closing sale price of the Common Stock was $5.50 per share.

         All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholders will pay any underwriting discounts, selling commissions, and fees and the expenses, if any, of counsel or other advisers to the Selling Stockholders.

                                   ---------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

                     SEE "RISK FACTORS" LOCATED ON PAGE 4.

                                   ---------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------


               The date of this Prospectus is ____________, 1997

         No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus or a supplement to this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any other person. Neither this Prospectus nor any supplement to this Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or a supplement to this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS
                                                                            Page

Available Information........................................................  2
Information Incorporated by Reference........................................  3
Risk Factors.................................................................  4
Use of Proceeds.............................................................. 12
The Company...................................................................13
Selling Stockholders......................................................... 17
Description of Securities.................................................... 19
Plan of Distribution......................................................... 21
Legal Matters................................................................ 22
Experts  .................................................................... 22


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

         Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Global that are based on the beliefs of the management of Global, as well as assumptions made by and information currently available to the management of Global. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of Global with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Global does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 0-27354) pursuant to the Exchange Act are incorporated by reference into this Prospectus:

         (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

         (ii) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997.

         (iii)    The Company's Proxy Statement dated May 16, 1997.


         All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

         Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, PA 19124-5694, Attention: President (Tel. No. (215) 289-2220). The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                 RISK FACTORS

         An investment in the Common Stock offered by this Prospectus involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

Additional Financing Requirements

         As of August 31, 1997, the Company had $1,635,000 of cash and cash equivalents on hand, which is estimated to be sufficient for approximately three months of operations at current expenditure levels. The Company therefore requires immediate financing. The Company is proposing to raise $6 million in connection with the 1997 Private Placement of Series A Preferred; the initial closing of $1,185,000 of the 1997 Private Placement occurred on August 19, 1997. The Company believes that its existing and anticipated capital resources, interest earned thereon and estimated anticipated revenues from operations, will enable it to fund its planned operations through June 30, 1998. The Company has expended substantial funds in connection with the renovation of its plant, processing equipment and product development. The Company also expects that it will incur additional expenditures to develop its manufacturing, sales and marketing capabilities. The Company will require additional funds for these purposes, and expects to seek to raise them through subsequent equity or debt financings, collaborative arrangements with corporate partners or through other sources. No assurance can be given that additional funds will be available to the Company to finance its development on acceptable terms, if at all, including the anticipated aggregate of $6 million expected to be raised in the 1997 Private Placement. Additional financings may result in dilution to existing stockholders. If funds are needed but are not available in adequate amounts from additional financing sources or from operations, the Company's business will be materially and adversely affected.

No Assurance of FDA Approval of Future Products

         The preclinical and clinical testing, manufacturing and marketing of the Company's products are subject to extensive regulation by numerous government authorities in the United States and other countries, including, but not limited to, the United States Food and Drug Administration ("FDA"). FDA approval of the Company's products ordinarily will be required before such products may be marketed in the United States. In order to obtain FDA approval of a product, the Company must, among other things, demonstrate to the satisfaction of FDA that the product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to FDA's current Good Manufacturing Practices ("cGMPs") regulations, which must be followed at all times. The approval process requires submission of an application that, in the case of a generic drug, includes data showing the Company's product is bioequivalent to, and therefore is interchangeable with, the FDA-approved brand product. The process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays. The Company is presently in various stages of product development with respect to several new products, and expects to submit applications to FDA seeking approvals for these products. There can be no assurance, however, that approvals for additional products will be granted to the Company on a timely basis, or at all. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to introduce and market products and to generate product revenue. At the same time, FDA also has the authority to revoke approvals of previously approved drug products for cause, to request recalls of products and to obtain injunctions to close manufacturing plants in response to violations. Similarly, marketing approval by a foreign governmental authority is typically required before such products may be marketed in a particular foreign country. There can be no assurance that any of these enumerated items will not occur.

Development Stage Company; Operating Losses; Future Profitability Uncertain

         Global is a development stage company that acquired certain assets of Richlyn in 1993. Richlyn halted plant operations in September 1992 as a result of actions initiated by FDA for failure to comply with cGMPs. Since inception, the Company has been engaged in a substantial renovation program in order to modernize its 113,000 square foot manufacturing facility located in Philadelphia, Pennsylvania (the "Facility") and obtain FDA certification for its proposed plant operations. The Company has generated no revenues to date and has experienced operating losses since inception. As of July 31, 1997, the Company's accumulated deficit was $15,057,000. Additionally, as of August 31, 1997, the Company had outstanding indebtedness in an aggregate principal amount of $2,350,000 at interest rates ranging from 2% to 5% annually. The Company's ability to operate its business will require, among other things, FDA certification of the Company's products based on its Abbreviated New Drug Applications ("ANDAs"), New Drug Applications ("NDAs") and New Animal Drug Applications ("NADAs"), including stability and other testing of those products and their related manufacturing processes; and negotiation of satisfactory raw material supply contracts with FDA-approved sources. To remain operational, the Company will also be required to arrange for the proper receipt, warehousing and storage of raw materials and supplies; maintain work in progress in compliance with regulatory requirements and properly store finished goods; properly manufacture various formulations, dosages and configurations of a line comprised potentially of many products; meet strict security requirements for virtually every activity undertaken at the plant; maintain appropriate laboratory, quality control and quality assurance practices and procedures; and comply with the many complex governmental regulations that deal with virtually every aspect of the Company's proposed business activities. There can be no assurance that, once the Company begins actual manufacturing operations, it will be able to produce to current regulatory standards all or any portion of the 54 ANDA, NDA and NADA formulations and the more than 100 other formulations it acquired from Richlyn Laboratories, Inc. ("Richlyn"). In addition, there can be no assurance regarding whether or when the Company will successfully implement its business plan or that its business will ever be profitable. The Company's ability to operate its business successfully will depend, in part, on a variety of factors, many of which are outside the Company's control, including: competition, changes in raw material supplies and suppliers, changes in governmental programs and requirements or in physician or consumer preferences, changes in FDA and similar regulatory requirements, and plant and equipment repair and maintenance requirements.

Government Regulation; Compliance with Applicable Court Order

         All pharmaceutical manufacturers, including the Company, are subject to extensive federal, state and local regulation and the Company cannot predict the extent to which it may be affected by legislative and other regulatory actions and developments concerning various aspects of its operations as well as its products, the health care field generally, environmental matters and plant zoning. In addition, acts of foreign governments may affect the price or availability of raw materials needed for the development or manufacture of generic drugs.

         On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn that, among other things, permanently enjoined

Richlyn from introducing into commerce any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions (the "Richlyn Order"). The Company, having acquired the facilities and drug applications of Richlyn, became subject to the conditions in the Richlyn Order. The Richlyn Order requires, in part, that FDA find that products manufactured, processed and packed at the Richlyn facility conform with regulations that require compliance with cGMPs before they may be marketed. FDA's cGMPs regulations establish quality assurance and qualification criteria for the facilities, equipment, procedures and personnel used to manufacture, process, and package drug products. Among other critical requirements is the obligation to demonstrate that the processes used to manufacture, test and package products have been challenged during all critical stages in at least three consecutively produced batches and shown to consistently yield product meeting established specifications; this replicate testing is referred to as "process validation." FDA has authorized distribution of one product following an inspection that verified process validation, and inspections to evaluate approximately six other products are expected before the end of the year. The Richlyn Order also requires that the Company hire and retain a person, subject to FDA approval, who, by reason of training and expertise, is qualified to inspect the Company's drug manufacturing facilities to determine that its methods, facilities and controls are operated and administered by the Company in compliance with cGMPs. The Richlyn Order also requires that the person so retained both will inspect the Company's manufacturing facilities and its manner of operating them and will certify to FDA in writing the Company's compliance with related cGMPs and will examine all drug products manufactured, processed, packed and held at the Company's facility and will certify in writing to FDA the Company's compliance with related cGMPs. The Company has retained an independent consultant to serve in respect of the Richlyn Order. There can be no assurance that the Company will receive all of the requisite FDA product approvals in a timely manner, if at all.

         In 1988, investigations began into alleged wrongdoings by a number of generic drug companies other than Richlyn in connection with FDA's drug approval process. Subsequently, the number of ANDA approvals issued per year by FDA decreased dramatically. The time required to obtain ANDA approvals also increased to an average of approximately 36 months. Although the time required to obtain ANDAs has decreased recently, the approval process became and has remained more rigorous and costly than in the past. The Company is and will remain in part dependent on new approvals over time to bring new products to market and there can be no assurance that the rate and cost of FDA approval and other federal and state legislative or regulatory developments will not adversely affect the Company's product introduction plans and its results of operations.

         In addition, the Company's business plan includes the development of products in dosage forms not previously offered by Richlyn. The Company's ability to compete effectively with respect to any of these additional forms will be materially affected by the Company's ability to master the new and different production techniques related to them and the receipt of all required governmental approvals.

Health Care Reform

         Health care reform proposals have been introduced in Congress and in various state legislatures. It is currently uncertain whether any health care reform legislation will be enacted at the federal level, or what actions physicians or consumers may take in response to the suggested reforms. The Company cannot predict whether any suggested reforms will have a material adverse effect on the Company's future results of operations. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products.

Environmental Matters

         As an enterprise engaged in the pharmaceutical manufacturing business, the Company is and will remain subject to comprehensive federal, state and local environmental laws and regulations ("Environmental Laws") governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. The Company believes its current facilities are in compliance in all material respects with applicable Environmental Laws. Environmental Laws have changed in recent years, however, and the Company may become subject to increasingly stringent environmental standards in the future. While the Company anticipates that from time to time it will incur capital expenditures in connection with environmental matters, it is impossible currently to predict the outcome or timing of future expenditures that may be required in connection with Environmental Law compliance. There can be no assurance that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on the Company's financial condition or results of operations in the future.

Product Cycles

         Revenue and gross profit derived from generic drug products tend to follow a pattern based upon regulatory and competitive factors unique to the generic drug industry. As patents for brand name products and any related market exclusivity periods mandated by statute expire, the first generic manufacturers to receive FDA approval for generic equivalents of related brand name products usually capture significant market share from the branded product at higher margins than other, later arriving generic drug manufacturers. As the development of a new generic drug product, including its formulation, testing and FDA approval, generally currently takes approximately three or more years, development activities may begin several years in advance of the patent expiration date of the brand name drug equivalent. Consequently, the Company may select drugs for development several years in advance of their anticipated entry to market. That program potentially will require that considerable capital be devoted to activities that do not concurrently provide an immediate return. In addition, because of the required advance selection of drugs for development, there can be no assurance as to the market for or competition in that product at the time of its commenced sales by the Company. Furthermore, as other generic drug manufacturers subsequently receive FDA approval on competing products, prices and revenues typically decline. While a number of the ANDAs that were acquired by the Company from Richlyn currently have little or no generic competition, there can be no assurance that other companies will not receive FDA approval and begin selling competitive products. The Company's profitability, if any, will be dependent, in part, on
(i) the Company's ability to develop and rapidly introduce new products, (ii) the timing of FDA approval of the Company's products and (iii) the number and timing of FDA approval for competing products. There can be no assurance that the Company will be able to effectively compete in the generic drug industry based upon the foregoing factors.

Competition

         The generic drug industry is highly competitive. Many of the Company's competitors, including divisions and subsidiaries of large brand name pharmaceutical companies that market generic drugs, have significantly greater financial and other resources than the Company and, therefore, are able to expend more than the Company in areas such as research, marketing and product development. Although a company with greater resources will not necessarily receive FDA approval for a particular generic drug before its smaller competitors, relatively large research and development expenditures enable a company to support many FDA applications simultaneously, thereby improving the likelihood of it being among the first to obtain approval of at least some generic drugs. New drugs, future developments in alternative drug delivery technologies or other therapeutic techniques may provide therapeutic or cost advantages to competing products. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete.

         Brand name drug companies have attempted to prevent generic drug manufacturers from producing certain products and to prevent competing generic drug products from being treated as equivalent to their brand name products. The Company expects efforts of that type to continue. Increasingly, brand name drug companies have introduced generic versions of their own branded products prior to the expiration of the patents for those drugs, which may result in achieving a greater market share for products produced by those companies following expiration of the applicable patents. Additionally, the General Agreement on Trade and Tariffs has increased from 17 years after patent grant to approximately 20 years after patent filing the patent protection afforded many brand name drugs, thereby in some instances delaying the first time at which equivalent generic products can be offered by generic drug producers such as the Company and also enhancing the possibility that the brand name manufacturers will develop their own equivalent generic products.

         The generic drug industry is currently undergoing a consolidation and that trend may continue. Consequently, the Company may be faced with stronger competitors with greater financial and other resources in the future. While the Company may need to combine with other generic drug companies to meet increased competition or for other reasons, it has no current plans to do so and there can be no assurance that it will be able to do so or, if it does, that the terms of any combination will be favorable to the Company's stockholders.

Expected Fluctuations in Results of Operations

         The Company cannot currently predict whether its business will be seasonal in nature, but to the extent that it manufactures and distributes products that pertain to seasonal ailments such as allergies or colds, the Company may experience seasonal patterns in its sales and profitability. There can be no assurance that the potential seasonality of the Company's business will not have a material adverse effect on the Company. The Company's revenues and profitability may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding fiscal quarter of the preceding year. Variations of those types may result from, among other factors, the timing of FDA reapprovals received by the Company, the timing of process validation for particular generic drug products, the timing of any significant initial shipments of newly approved drugs and competition from other generic drug manufacturers that receive FDA approvals for competing products.

Dependence on a Small Number of Distributors, Products and Suppliers; Near-Term Dependence on a Small Number of Products

         The Company's ability to establish markets for its proposed products will be substantially dependent on the efforts of independent distributors and wholesalers. Presently, the Company has distribution agreements with three distribution organizations. Those agreements are subject, among other things, to the Company's receipt of the requisite FDA approvals to manufacture and sell the products in question.

         Typically in the generic drug industry, unless a product is protected by a significant barrier to the entry of competing products (for example, it is difficult to develop due to its complex structure) or dominance in a niche market that is less likely to be attractive to larger potential competitors, profit margins generally diminish over time as competitors enter the market with equivalent, or even superior, replacement products. The Company believes its long-term success will be dependent, among other factors, on its ability to offer and sell a broad line of products, thereby reducing the likelihood that the Company could be materially adversely affected by diminishing profit margins or loss of market share as any of its proposed generic products comes under increasing competitive pressure. Having now received FDA certification and approval of its manufacturing facility and first ANDA product, the Company intends to introduce products on a selected basis, with between three and four generic drugs planned for introduction during the next six months and between an additional 12 and 15 generic drugs planned for introduction during the 12 months thereafter. Consequently, the Company will be dependent, particularly in the near term, upon a relatively small number of products to generate revenues.

         Some materials used in the Company's products are currently available from only one or a limited number of suppliers. Because FDA requires specification of raw material suppliers in applications for approval of drug products, if raw materials from a specified supplier were to become unavailable, the required FDA approval of a new supplier could cause a significant delay in the manufacture of the drug involved. Although the Company expects to specify more than one raw materials supplier with respect to each FDA application where that is possible, some materials are currently available only from one or a limited number of suppliers, as a result of which the Company would be subject to the special risks that are associated with limited sources of supply. Further, a significant portion of the Company's raw materials may be available only from foreign sources and it is expected that the current trend in the generic drug industry towards increasing dependence on foreign sources of raw materials will continue in the foreseeable future. Any curtailment in the availability of raw materials could be accompanied by production or other delays as well as increased raw materials costs, with consequent adverse effects on the Company's business and results of operations. Furthermore, as any source of raw materials, whether domestic or foreign, would require FDA approval, any delays in obtaining FDA approval could also have a material adverse effect on the Company's business and results of operations. Additionally, foreign sources can be subject to the special risks of doing business abroad, which include greater possibility for disruption due to transportation or communication problems, the relative instability of foreign governments and economies, interim price volatility based on labor unrest or materials or equipment shortages and uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

Potential Additional Dilution

         In contemplation of the Genpharm Agreement (as hereinafter defined), the Company, on November 8, 1995, sold to Merck KGaA 150,000 shares of Common Stock for $300,000 (which amount was advanced to the Company on October 26, 1995), as well as the Merck A Warrants to purchase 100,000 shares of common stock at an exercise price of $2.00 per share. Simultaneously, the Company sold to Merck KGaA the Merck B Warrants, which are exercisable for 40,000 shares of common stock for each aggregate $1,000,000 in gross profit (as defined in the Genpharm Agreement), if any, earned by the Company in connection with its sale to Genpharm of Ranitidine (as hereinafter defined) and any other mutually agreed upon products, up to a total of 700,000 shares of common stock. The per share exercise price for each of the shares underlying the Merck B Warrants is the IPO offering price of $8.50 per share. If the Company generates in excess of $17,500,000 in gross profits (as defined in a warrant agreement between the Company and Merck KGaA, which has the same definition of gross profit as is set forth in the Genpharm Agreement) from the sale in the United States of Ranitidine and any other mutually agreed upon products, Merck KGaA will own and have the right to acquire, in the aggregate, in excess of 20% of the shares of Common Stock outstanding as of June 1, 1997. Merck KGaA has certain registration rights with respect to the shares of common stock it owns and has the right to acquire pursuant to the Merck Warrants. The Merck Warrants are likely to be exercised only at a time when the exercise price is below the market price of the common stock, at which time the Company could issue shares and raise additional funds on terms superior to those of the Merck Warrants. In addition, the Company's business plans include the raising of $6 million in connection with the 1997 Private Placement of Series A Preferred, the shares of which Preferred Stock are convertible into shares of the Company's Common Stock, as well as raising additional funds, possibly through subsequent equity financings. See "-- Additional Financing Requirements" and "Description of Securities."

Effects of Substantial Debt

         As of June 30, 1997, the Company had outstanding approximately $1,242,000 of indebtedness, of which $406,000 principal amount, bearing interest at the rate of 3.75% annually and due in the year 2000, is owed to the Philadelphia Industrial Development

Corporation ("PIDC") and $836,000 principal amount, bearing interest at the rate of 2% annually and due in the year 2009, is owed to the Pennsylvania Industrial Development Authority ("PIDA"). Additionally, at that same date, the Company had a stockholders' deficit of approximately $14,546,000. On July 29, 1997, the Company received an additional $758,000 loan from PIDA at 3.75% annually fixed for 15 years and an additional $350,000 loan from the Delaware River Port Authority via PIDC at 5% annually fixed for 10 years. Among other things, the Company's ability to produce a broad line of products, and hence its ability to compete effectively, will be materially adversely affected unless and until it substantially improves its capital structure. There can be no assurance that the Company will have or maintain adequate capital at any given time or from time to time in the future or not be in default under any of its loan agreements and there is no assurance that additional capital or waivers in respect of defaulted loans, if needed by the Company, will be available to it.

Product Liability Litigation and Adequacy of Insurance Coverage

         The design, development and manufacture of the Company's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Although the Company currently maintains liability insurance for all its products, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. A claim brought against the Company, whether fully covered by insurance or not, could have a material adverse effect upon the Company. In addition, the Company has assumed the liabilities of Richlyn in connection with Diethyl Stilbestrol ("DES"), which was manufactured by Richlyn and many other drug manufacturers during the late 1950's and early 1960's. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects, in particular an increased risk of uterine cancer and sterility of female children whose mothers took DES during their pregnancy. There have been numerous claims brought against drug manufacturers in connection with DES and, since 1987, Richlyn's insurers have paid approximately $117,000 on Richlyn's and the Company's behalf to settle approximately 130 DES-related suits. No other legal actions have been brought, or to the Company's best knowledge threatened, against Richlyn or the Company in connection with DES-related claims. Because, to the Company's best knowledge, all DES-related legal actions are directed towards individual manufacturers and have not been embodied in a class action, the Company does not expect to be held liable for DES-related claims other than claims based on products manufactured by Richlyn, and, therefore, the Company believes it is not subject to bankruptcy or other risks that might affect the collectibility of DES-related claims to which other manufacturers may be or become subject. While Richlyn's insurers have in the past defended DES claims against Richlyn and paid settlements in connection therewith, those insurers have reserved the right to discontinue at any time the defense of claims and the payment of any settlements. Accordingly, although the insurers have defended all actions and paid all claims in connection therewith, there can be no assurance that they will defend actions or pay claims in the future. Further, there can be no assurance that, if those insurers fail or refuse to pay any claims, the Company will have recourse against the insurers or the Company will not be exposed to the risk of substantial monetary judgments. Claims settlements to date have been based on market share and Richlyn's share of the DES market during the relevant periods is believed by the Company to have been substantially less than 1%.

Attraction and Retention of Key Personnel

         The success of the Company's present and future operations will depend to a great extent on the collective experience, abilities and continued service of certain executive officers, including Max L. Mendelsohn, the Company's President and Chief Executive Officer, Cornel C. Spiegler, the Company's Chief Financial Officer and Vice President-Administration, Joseph

A. Storella, the Company's Vice President-Operations, Marc M. Feinberg, the Company's Vice President-Quality and Regulatory Affairs, Seymour Hyden, Ph.D., the Company's Vice President-Scientific and Technical Affairs, Mitchell Goldberg, the Company's Vice President-Sales and Marketing, and Pieter J. Groenewoud, the Company's Vice President-Product Development. All of those persons joined the Company as executive officers and the loss of the services of any of them could have a material adverse effect on the Company. Because of the specialized scientific nature of its business, Global is also highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that Global will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs.

Control of the Company by Significant Stockholders

         Upon completion of the initial closing of the 1997 Private Placement, the Company's present directors, executive officers and their respective affiliates and related entities will beneficially own approximately 25% of the Company's common stock and common stock equivalents. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. These stockholders may also participate further in the 1997 Private Placement or subsequent equity financings, although they have made no commitment to do so. The concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See also "--Potential Additional Dilution" and "--Actual and Potential Issuance of Preferred Stock."

No Patents; Protection of Proprietary Rights

         The Company owns no patents and believes that patent protection is not, and likely will not be, an important factor in determining whether it will be successful in the generic drug field. The Company's success in that field will, however, depend in part on its ability to preserve its trade secrets. The Company relies on trade secrets and proprietary know-how that it seeks to protect, in part, through confidentiality agreements. In that regard, the Company has obtained confidentiality agreements from each of its officers and those of its supervising personnel who have access to sensitive information, and intends to obtain similar agreements from any other employee who has such access. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         The Company currently has no licenses other than its secondary site packaging arrangement with Genpharm and two licensing agreements with Eurand America. See "The Company." The Company may in the future be required or may desire to obtain other licenses to develop, manufacture and market commercially viable products. There can be no assurance that licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable. Although the Company is not aware of any claim against it of patent infringement, the Company's ability to commercialize its products will depend on not infringing the patents of others. Litigation concerning patents and proprietary technologies can be protracted and expensive.

Actual and Potential Issuance of Preferred Stock

         The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. In addition, the Company is proposing to raise $6 million in connection with the 1997 Private Placement of Series A Preferred; the initial closing of $1,185,000 of the 1997 Private Placement occurred on August 19, 1997. The Series A Preferred has, and the Board of Directors may authorize and issue other series of Preferred Stock with, among other things, voting, redemption and conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Moreover, holders of the Series A Preferred are entitled to a preference over the holders of Common Stock with regard to the assets or surplus funds of the Company in the event of its dissolution or liquidation. The issuance of the Series A Preferred and the potential issuance of other shares of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See "--Control of the Company by Significant Stockholders" and "Description of Securities--Preferred Stock."

Absence of Dividends

         The Company has never paid any dividends on its stock and does not expect to pay any dividends on its stock in the foreseeable future.

Volatility of Share Price

         The market prices for securities of biopharmaceutical companies have been volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biopharmaceutical products and market conditions in general may have a significant impact on the market price of the Company's Common Stock.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

                                  THE COMPANY


         When used in this discussion, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected.

         The Company's business and results of operations are affected by a wide variety of factors that could materially and adversely affect the Company and its actual results, including, but not limited to, the ability to obtain governmental approvals, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials and the regulatory environment. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis (including, to the extent appropriate governmental approvals are not obtained, the inability to manufacture and sell products), which could materially and adversely affect its business, financial condition, operating results, and stock price. An investment in the Company involves various risks, including those referred to above and those which are detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

         These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Global Pharmaceutical Corporation is a development-stage company formed to engage principally in the manufacture and sale of solid oral generic prescription and over-the-counter drugs. The Company currently owns 54 previously manufactured and marketed ANDAs, NDAs and NADAs, more than 100 previously manufactured and marketed prescription and OTC formulations not subject to ANDA approval by FDA, and the Facility. Each ANDA, NDA and NADA represents the government's permission to manufacture a specific drug product pursuant to specified processes at a specified location. These assets were purchased from Richlyn, which commenced business in 1947 but ceased operations as a generic drug manufacturer and distributor in 1992 for failure to comply with FDA regulations pertaining to cGMPs.

         The Company's strategic policy is to develop a broad product line composed of solid oral (tablets and capsules) prescription and over-the-counter generic drugs, various products that require isolation during their production, narcotic and other drug products that are heavily regulated by the United States Drug Enforcement Agency ("DEA") and dietary supplements. The Company also intends to seek to develop or license certain brand name pharmaceutical products. Although most of the Company's products are expected to be dedicated to the treatment of humans, some products may also be for the treatment of animals.

         Many of the generic drugs the Company will initially produce as well as those planned for future production are targeted at niche markets characterized by few, if any, generic competitors. Over the next eighteen months, the Company plans to introduce fifteen to nineteen generic drugs, including several ANDA products. The Company believes that of the over 150 generic drug formulations owned by the Company, currently approximately 20 products would have no domestic generic competition and another 16 would have only one generic competitor. The Company also plans to manufacture and sell drugs that are regulated by DEA such as narcotics, barbiturates and certain tranquilizers, as well as certain products that require isolated manufacturing facilities, which the Company has provided by refurbishing and equipping a part of its existing facility.

         In addition, the Company intends to expand its line of generic products through a combination of a research and development program that is expected to result in new products owned by the Company as well as the licensing of additional products owned by others. Generally, it is important that a new generic product be approved by FDA for marketing by, or shortly after, the patent expiration date of the equivalent brand name drug (plus any legislatively-granted extensions) in order to gain significant market share at attractive profit margins. As more generic products compete in the same market, which customarily occurs increasingly over time following the brand name product's patent expiration date (and extensions, if any), unit prices and profit margins decrease. As the development of a new generic drug product, including its formulation, testing and FDA approval, generally currently takes approximately three or more years, development activities may begin several years in advance of the patent expiration date of the brand name drug equivalent. Consequently, the Company may select drugs for development several years in advance of their anticipated entry to market. That program potentially will require that considerable capital be devoted to activities that do not concurrently provide an immediate return.

Status of FDA Approval

         Among Global's assets are 54 approved applications acquired from Richlyn. In order to distribute these products, the Company must demonstrate the validity of its manufacturing processes. This effort entails the manufacture and testing of multiple batches under highly exacting standards. On July 11, 1997, the Company was notified that, following an inspection, FDA has determined that Global's Tetracycline Hydrochloride 250 mg capsules had been appropriately validated and could be distributed once sufficient data were available to assign an expiration date to the product's label.

         The Company has recently notified the FDA it intends to perform process validation on an additional two products for which it will seek FDA inspection and approval for marketing within the next two months.

Strategic Relationship

         In addition to the strategy of building upon its base of previously FDA-approved generic niche market drugs, the Company intends to enter larger, more competitive generic markets at such times as it believes it can effectively compete in those markets. Positioning itself to effectuate this strategy, in January 1997 the Company entered into an agreement (the "Genpharm Agreement") with Genpharm, Inc. ("Genpharm"), a Canadian corporation and an indirect subsidiary of Merck KGaA, a German corporation, pursuant to which the Company will package or be compensated for a minimum of 30% of Genpharm's United States Ranitidine Form I ("Ranitidine") production requirements based on a five-year cost-plus and percentage of profits compensation arrangement following Genpharm's receipt of the requisite FDA Ranitidine approvals. Ranitidine is the generic equivalent of Glaxo Wellcome plc's ("Glaxo") patented prescription drug Zantac(R), currently one of the largest selling drugs in the United States with annual U.S. sales of approximately $1.6 billion. Genpharm filed an ANDA with FDA for Ranitidine in 1995, and has the requisite formulation, procedures and raw material sources to produce Ranitidine. On June 17, 1997, Genpharm received tentative ANDA approval for Ranitidine and was informed by FDA that Genpharm would be the sole supplier of Ranitidine from July 26, 1997 until August 29, 1997, in accordance with FDA's determination that Genpharm was the first to file Paragraph IV certification and is therefore entitled to exclusivity. However, because Genpharm was unable to produce Ranitidine due to a separate patent dispute with Glaxo, Genpharm entered into a profit-sharing agreement with Novopharm USA ("Novopharm"), a unit of the Canadian generic drug maker Novopharm Ltd., which had previously received FDA approval to market its generic form of Zantac(R). Under the agreement, Genpharm transferred to Novopharm its exclusive rights to sell Ranitidine in the U.S. until August 29, 1997. Glaxo's patent infringement suit against Genpharm was dismissed from a New York federal court on August 15, 1997, clearing a path for final FDA approval of Genpharm's ANDA, which was received on August 22, 1997. Genpharm is currently shipping Ranitidine into the U.S. market.

         In addition to the packaging of Ranitidine, the Genpharm Agreement provides the Company with the opportunity to develop products that are marketed outside the U.S. with the assistance of Merck KGaA. Two products with total U.S. annual sales of over $150 million, including limited generic competition, have already been selected. Development is currently under way with respect to these two products, with ANDAs anticipated to be filed by the Company by the fourth quarter of 1997.

Marketing and Distribution Alliances/Eurand Licensing Agreements

         The Company's products are expected to be marketed and sold domestically directly and through independent distributors and wholesalers as well as manufacturer's representatives, primarily to independent pharmacies, retail chains and institutions, including managed health care organizations, hospitals and governmental agencies. The Company anticipates that, as its operations eventually reach regular, recurring status, a significant portion of its sales will be to independent distributors and other wholesalers.

         The Company currently has the following agreements with independent distribution organizations:

o In September 1995, the Company entered into an agreement with The Care Buying Alliance ("Care"), an association of eleven independent distributors, pursuant to which Care's member organizations have agreed to distribute mutually agreed upon specified volumes of selected Company products at prices that equal the most favorable price at which the same product is sold by the Company to any similar account. Additionally, the Company and Care have agreed to pay jointly certain amounts for nationally advertising those products. The Company's agreement with Care is effective for three years following the delivery of the Company's first selected product to a Care member. The eleven Care distributors have estimated combined sales of approximately $500 million per year.

o In May 1997, the Company entered into an agreement, through December 31, 1997, with PREMIER ("PREMIER"), an association of 15 independent distributors, pursuant to which PREMIER's member organizations have agreed to distribute Global's products at mutually agreed upon terms. This agreement can be renewed annually. The 15 PREMIER distributors have combined sales of approximately $250 million per year.

         The Company is no longer operating under a distribution agreement with Dey Laboratories, Inc.

         In addition, in August 1997 the Company signed two exclusive ten-year licensing agreements with Eurand America ("Eurand") (a unit of American Home Products), an international drug company that specializes in oral drug delivery. One agreement provides for Eurand to supply the Company with a specified dosage of Pancrelipase, a pancreatic enzyme used primarily by cystic fibrosis patients to aid in digestion, for the generic market. The second agreement provides for Eurand to develop and manufacture for Global, on an exclusive basis, several Pancrelipase products using a new Eurand technology, and grants to the Company an exclusive ten-year license to market and sell the products in the United States.

1997 Private Placement

         In August 1997, the Company completed the initial closing of the 1997 Private Placement, consisting of 11,850 shares of the Series A Preferred for an aggregate consideration to the Company of $1,185,000. See "Description of Securities--Preferred Stock."


         The Company was founded in Philadelphia, Pennsylvania in April, 1993. The Company's principal executive offices are at Castor and Kensington Avenues, Philadelphia, Pennsylvania 19124, and its telephone number is (215) 289-2220.

                             SELLING STOCKHOLDERS

         The following table sets forth information as of August 31, 1997 except as otherwise noted, with respect to the number of shares of Common
Stock beneficially owned by each of the Selling Stockholders. The Selling Stockholders who will beneficially own more than one percent of the outstanding Common Stock upon consummation of the initial closing of the 1997 Private Placement are Frederick R. Adler (14.3%), Udi Toledano (4.9%), Max L. Mendelsohn (3.1%) and Gary Escandon (1.8%).


============================================================================================================================
                                                                                             Number of
                                                                 Number of                   Shares of
                                 Number of Shares                Shares of                  Common Stock
                                  of Common Stock               Common Stock                Beneficially
                                Beneficially Owned               Registered               Owned After the
   Selling Stockholder                   (1)                      Herein(2)                  Offering(3)
----------------------------------------------------------------------------------------------------------------------------
Small Cap Value                       100,000                      100,000                     0
Portfolio (of Bear Stearns
Asset Management)
----------------------------------------------------------------------------------------------------------------------------
Max L. Mendelsohn                     135,610                        2,400                     133,210
(President & Chief
Executive
Officer/Director)
----------------------------------------------------------------------------------------------------------------------------
Marc Feinberg (Vice                    14,500                        2,000                      12,500
President--Quality and
Regulatory Affairs)
----------------------------------------------------------------------------------------------------------------------------
Seymour Hyden, Ph.D.                    2,600                          600                       2,000
(Vice President--
Scientific and Technical
Affairs)
----------------------------------------------------------------------------------------------------------------------------

--------
(1) Includes shares issuable upon the exercise of stock options and warrants that are exercisable within 60 days, and shares issuable upon conversion of the Series A Preferred.

(2) In general, at the option of the holder, each share of Series A Preferred is convertible at any time into such number of fully paid and nonassessable shares of the Company's Common Stock as is determined by dividing the liquidation preference (initially set at $100.00 per share of Series A Preferred) by the lower of (a) $5.00 per share (subject to adjustment pursuant to the terms of the stock purchase agreement under which the shares were purchased) or (b) the average closing price of the Common Stock for the five trading days immediately preceding the day on which the holder elects to convert the shares of Series A Preferred, subject in all cases to adjustment for stock dividends, stock splits and other similar recapitalization events; but in no event less than $3.00 per share. For purposes of this registration, a divisor of $5.00 per share has been assumed. See "Description of Securities -- Preferred Stock."

(3)      Assumes the sale of all shares registered herein.

----------------------------------------------------------------------------------------------------------------------------
Cornel C. Spiegler (Chief              36,019                        1,000                      35,019
Financial Officer and
Vice President--
Administration)
----------------------------------------------------------------------------------------------------------------------------
Joseph A. Storella (Vice               21,500                        4,000                      17,500
President--Operations)
----------------------------------------------------------------------------------------------------------------------------
Frederick R. Adler(4)                  625,300                       100,000                    525,300
(Director)
----------------------------------------------------------------------------------------------------------------------------
Gary Escandon                          78,227                        10,000                     68,227
(Director)(5)
---------------------------------------------------------------------------------------------------------------------------
Udi Toledano                           208,425                       10,000                     198,425
(Director)(6)
----------------------------------------------------------------------------------------------------------------------------
Richard N. Wiener                      5,000                         5,000                      0
(Director)
----------------------------------------------------------------------------------------------------------------------------
Raymond A. Lukasik                     2,000                         2,000                      0
============================================================================================================================

--------
(4) Includes 136,495 shares of Common Stock held by 1520 Partners, Ltd., a limited partnership of which Mr. Adler is the general partner. Mr. Adler may be deemed to be the beneficial owner of the shares of Common Stock held by 1520 Partners, Ltd., with respect to which shares Mr. Adler disclaims beneficial ownership.

(5) Includes 7,500 shares of Common Stock owned by Alvaro P. Escandon Inc. Money Purchase Pension Plan dated 12/1/80, with respect to which Mr. Escandon disclaims beneficial ownership.

(6) Includes 68,568 shares of Common Stock owned by Mr. Toledano's wife and 22,529 shares of Common Stock owned by a trust for the benefit of minor children of Mr. Toledano, all of which shares Mr. Toledano disclaims beneficial ownership.

                           DESCRIPTION OF SECURITIES

         The Company's authorized capital stock consists of 12,000,000 shares, consisting of 10,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value, of which 60,000 shares have been designated Series A Preferred.

         As of August 31, 1997, there were 4,286,871 shares of Common Stock outstanding, which were held of record by approximately 67 stockholders, and 11,850 shares of Series A Preferred authorized and outstanding, which were held of record by eleven stockholders.

Common Stock

         Holders of Common Stock are entitled to one vote for each Share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights to payment that holders of Series A Preferred may have. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Preferred Stock

         Shares of Preferred Stock may be issued in one or more series and the Board of Directors of the Company has the power to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as the Board of Directors shall deem appropriate, without any further vote or action by the stockholders of the Company.

         Preferred Stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. In addition, because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock.

         The Company's Board of Directors has authorized for issuance and sale, and designated, 60,000 shares of Preferred Stock as Series A Preferred. These shares, priced at $100 per share, are expected to be sold by the Company during 1997. In August 1997, the Company completed the initial closing of the 1997 Private Placement to certain accredited investors of 11,850 shares of the Series A Preferred for an aggregate purchase price of $1,185,000. The proceeds of the 1997 Private Placement are expected to be used for working capital. The rights and preferences of the Series A Preferred are as follows:

         Conversion: At the option of each holder, each share of Series A Preferred is convertible at any time after the date of the issuance of such share into such number of fully paid and nonassessable shares of the Company's Common Stock as is determined by dividing the Liquidation Value (as hereinafter defined) by the Conversion Price, which is the lower of (a) $5.00 per share (subject to adjustment) or (b) the average closing sale price (or if such price is expressed as a bid and ask price, the closing bid price) of the Common
Stock for the five trading days immediately preceding the day on which the holder elects to convert the shares of Series A Preferred, subject in all cases to adjustment for stock dividends, stock splits and other similar recapitalization events; provided, however, that in no event shall the Conversion Price be less than $3.00 per share. Notwithstanding the foregoing, in the event that the Company, within eighteen months from the initial closing of the 1997 Private Placement, issues and sells not less than an aggregate of $1 million of additional shares of Common Stock (or securities convertible into Common Stock) other than Excluded Stock (as defined in the Certificate of Designations for the Series A Preferred) to financial investors (whether individual or institutional) for a consideration per share of Common Stock of less than $3.00, then and in such event, the Conversion Price in effect with respect to the Series A Preferred will be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share for which these additional shares are issued and sold. In addition, if the Registration Statement of which this Prospectus is a part has not been declared effective by the Securities and Exchange Commission by October 31, 1997, then the base price for computing the Conversion Price shall be reduced from $5.00 per share to $4.00 per share; and if the Registration Statement of which this Prospectus is a part has not been declared effective by November
30, 1997, then such base price shall be reduced from $4.00 per share to $3.00 per share.

         Voting Rights: Except as required by Delaware law, holders of the shares of Series A Preferred vote on an as-converted basis, as a single class with all other stockholders of the Company, on all matters voted on by the stockholders of the Company. In addition, the affirmative vote or written consent of not less than a majority of the outstanding shares of the Series A Preferred will be required to (a) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or By-Laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred; (b) reclassify any Common Stock into shares having any preference or priority as to assets superior to or on a parity with any such preference or priority of the Series A Preferred; or (c) create or issue any securities of the Company which have equity features and which rank on a parity with or senior to the Series A Preferred upon liquidation or other distribution of assets.

         Liquidation Preference: Each share of Series A Preferred is entitled to a liquidation preference equal to $100.00 per share (the "Liquidation Value") before any distributions to holders of Common Stock or any class of preferred stock ranking junior to the Series A Preferred.

         Redemption Rights: The Company, upon written notice given not less than twenty (20) nor more than ninety (90) days prior to the date fixed for redemption, shall have the option to redeem all or any part of the outstanding shares of the Series A Preferred by paying the Liquidation Value for each share, provided that the closing sale price (or if such price is expressed as a bid and ask price, the closing bid price) of the Common Stock is twelve dollars ($12.00) or more for a consecutive twenty (20)-day trading period ending not more than ten days prior to the date of the redemption notice. Each holder of shares of Series A Preferred shall be entitled to redeem any or all of such holder's shares of Series A Preferred in the event that the Company breaches or fails to comply with its obligations under the Certificate of Designations or the Stock Purchase Agreement, to the extent that the breach or failure is material to or has a material adverse effect on the Company, and is not cured within thirty (30) days after notice is given to the Company.

         Keane Securities Co., Inc. ("Keane") served as exclusive Placement Agent for the Company in connection with the 1997 Private Placement. As compensation for its services, Keane receives the following compensation (i) a selling commission of 8.0% of the gross proceeds to the Company from the sale of the shares of Series A Preferred,
(ii) warrants to purchase, at $8.50 per share, the number of shares of the Company's Common Stock equal to 10% of the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred sold in the 1997 Private Placement and (iii) the reimbursement of up to $20,000 of expenses incurred in connection with the offering and sale of the shares of Series A Preferred.

Warrants

         Merck KGaA owns 150,000 shares of Global's Common Stock and warrants currently exercisable for another 100,000 shares of Common Stock, or an aggregate of approximately 5.70% of the total outstanding Common Stock (as of July 31, 1997) of the Company (on a fully diluted basis) assuming exercise of the warrants.

         Merck KGaA also has the right to acquire warrants to purchase additional shares of Common Stock at the IPO price of $8.50 per share. These warrants are exercisable for 40,000 shares of Common Stock for each aggregate $1,000,000 in gross profit (as defined in the Genpharm Agreement), if any, earned by the Company in connection with its revenues generated from Ranitidine and any other products mutually agreed to by the Company and Merck KGaA, up to a total of 700,000 shares of Common Stock.

         In addition, the Company issued to certain of its officers and directors warrants to purchase an aggregate of 42,000 shares of Common Stock at an exercise price of $8.50. The Warrants expire on December 19, 2000.

Registration Rights

         In connection with the Company's 1997 Private Placement, the Company executed a Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") which contained provisions pertaining to registration rights. The Purchase Agreement provides that the Company is obligated to prepare and file, promptly following the Initial Closing Date (as defined in the Purchase Agreement), a registration statement under the Securities Act to permit resales of the shares of Common Stock issuable upon the conversion of the Series A Preferred in the public trading market. The Company is obligated to use its best efforts to cause the registration statement to become effective as soon as practicable after such filing and keep the registration statement effective until the earlier of (i) the redemption by the Company of all the Series A Preferred and (ii) the sale of all the Registrable Securities (as defined in the Purchase Agreement); but in no event later than the earlier to occur of (i) one year after the conversion of all shares of the Series A Preferred Stock or (ii) July 1, 2000. The Company will bear the expense of the registration of the shares, except any underwriting discounts and commissions. The Registration Statement of which this Prospectus is a part satisfies the Company's obligations under the Purchase Agreement and the demand registration rights.

PLAN OF DISTRIBUTION

         The distribution of the shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on NASDAQ (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also sell such shares pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M promulgated thereunder, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Actor Regulation M promulgated thereunder, prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

         In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

         The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of Common Stock being registered:

SEC registration fee................................................  $ 2,022.73
Legal fees and expenses.............................................  $20,000.00
Accounting fees and expenses........................................  $15,000.00
Miscellaneous expenses..............................................  $ 5,000.00

   Total:...........................................................  $42,022.73

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Section TWELFTH of the Company's Certificate of Incorporation, (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section ELEVENTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 16.  Exhibits.

  Exhibit                        Description of Document
   Number                        -----------------------
  -------

    2.1     Agreement and Plan of Merger among the Company, Management
            Stockholders and Toledex Acquisition Corporation, dated as of April
            6, 1995. (1)
    2.2     Certification of Merger between Toledex Acquisition Corporation and the Company, dated April 6, 1995. (1)
    3.1     Restated Certificate of Incorporation of the Company. (1)
    3.2     By-laws of the Company. (1)
    3.3     Certificate of the Designations, Powers, Preferences and Rights of
            the Series A Convertible Preferred Stock of the Company.
    4.1     Specimen Certificate of the Company's Common Stock, par value
            $.01 per share. (1)
    4.2     Form of Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant
            Certificate.  (1)
    5.1     Opinion of Fulbright & Jaworski L.L.P.
   23.1     Consent of Price Waterhouse LLP.
   24.1     Power of Attorney (included on signature page).
   27       Financial Data Schedule. (2)
   99.1     Court Order issued May 25, 1993 by the United States District
            Court for the Eastern District of Pennsylvania against Richlyn
            Laboratories, Inc. (1)

(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by referenced from, the Registrant's Annual Report on Form 10-KSB for the year 1996.

Item 17.  Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing in Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Philadelphia and State of Pennsylvania on the 12th day of September, 1997.

                                             GLOBAL PHARMACEUTICAL
                                             CORPORATION


                                             By: /s/ MAX L. MENDELSOHN
                                             ----------------------------------
                                             Max L. Mendelsohn
                                             President, Chief Executive Officer
                                             and Director


POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Max L. Mendelsohn and Cornel C. Spiegler, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ MAX L. MENDELSOHN       President and Chief Executive     September 12, 1997
---------------------       Officer and Director (Principal
(Max L. Mendelsohn)         Executive Officer)

/s/ CORNEL C. SPIEGLER      Chief Financial Officer,          September 12, 1997
----------------------      Vice President--Administration
(Cornel C. Spiegler)        (Principal Financial and
                            Accounting Officer)

/s/ FREDERICK R. ADLER      Director                          September 12, 1997
----------------------
(Frederick R. Adler)

/s/ PHILIP R. CHAPMAN       Director                          September 12, 1997
---------------------
(Philip R. Chapman)

/s/ GARY ESCANDON           Director                          September 12, 1997
-------------------
(Gary Escandon)

/s/ GEORGE F. KEANE         Director                          September 12, 1997
-------------------
(George F. Keane)

/s/ JOHN W. ROWE            Director                          September 12, 1997
----------------
(John W. Rowe)

/s/ UDI TOLEDANO            Director                          September 12, 1997
----------------
(Udi Toledano)

/s/ RICHARD N. WIENER       Director                          September 12, 1997
---------------------
(Richard N. Wiener)

                                EXHIBIT INDEX


  Exhibit                       Description of Document
   Number                       -----------------------
  -------

    2.1     Agreement and Plan of Merger among the Company, Management
            Stockholders and Toledex Acquisition Corporation, dated as of April
            6, 1995. (1)
    2.2     Certification of Merger between Toledex Acquisition Corporation and the Company, dated April 6, 1995. (1)
    3.1     Restated Certificate of Incorporation of the Company. (1)
    3.2     By-laws of the Company. (1)
    3.3     Certificate of the Designations, Powers, Preferences and Rights of
            the Series A Convertible Preferred Stock of the Company.
    4.1     Specimen Certificate of the Company's Common Stock, par value
            $.01 per share. (1)
    4.2     Form of Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant
            Certificate.  (1)
    5.1     Opinion of Fulbright & Jaworski L.L.P.
   23.1     Consent of Price Waterhouse LLP.
   24.1     Power of Attorney (included on signature page).
   27       Financial Data Schedule. (2)
   99.1     Court Order issued May 25, 1993 by the United States District
            Court for the Eastern District of Pennsylvania against Richlyn
            Laboratories, Inc. (1)

(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by referenced from, the Registrant's Annual Report on Form 10-KSB for the year 1996.